Exhibit 3.4

AMENDMENT NO. 7 TO THE
AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF
MERRY MAIDS LIMITED PARTNERSHIP

THIS AMENDMENT NO. 7 TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MERRY MAIDS LIMITED PARTNERSHIP (this “Amendment”), is made and entered into this 29 day of June, 2007, by and among MM Maids L.L.C., a Delaware limited liability company (“MMM”), as general partner (in such capacity, the “General Partner”) and ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“SCSLP”), as limited partner (in such capacity, the “Limited Partner”) (the General Partner and the Limited Partner are collectively referred to herein as the “Partners”).

WITNESSETH:

WHEREAS, MERRY MAIDS LIMITED PARTNERSHIP (formerly known as MMLP Limited Partnership) (the “Partnership”) has been formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et. seq., (“Act”) pursuant to the Certificate of Limited Partnership of MMLP Limited Partnership, dated June 16, 1988, as filed in the Office of the Secretary of State of the State of Delaware (“Secretary of State”) on June 17, 1988, as amended by the Amendment to Certificate of Limited Partnership of MMLP Limited Partnership, changing its name to MERRY MAIDS LIMITED PARTNERSHIP, dated August 18, 1988, as filed in the office of the Secretary of State on January 3, 1990, as amended by the Certificate to Restore to Good Standing a Delaware Limited Partnership, filed with the Secretary of State on June 3, 1991, as further amended by the Certificate of Amendment to Certificate of Limited Partnership of the Partnership, dated June 29, 1993, as filed in the office of the Secretary of State on June 30, 1993, as further amended by the Certificate of Amendment to Certificate of Limited Partnership of the Partnership, dated June 9, 1998, as filed in the office of the Secretary of State on August 5, 1998, and as further amended by the Certificate of Amendment to the Certificate of Limited Partnership of the Partnership, dated January 21, 2003, as filed in the office of the Secretary of State on January 22, 2003 (as so amended, the “Certificate”), and pursuant to the Agreement of Limited Partnership of MMLP Limited Partnership, dated as of June 16, 1988, between MMMGP, Inc. (“MMMGP”), as general partner, and Vernon T. Squires, as organizational limited partner, as amended and restated by the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 5, 1988, among MMMGP, as general partner, MM Special Partner, Inc., as special general partner, and The ServiceMaster Company, as limited partner, as further amended by Amendment No. 1 thereto, dated August 5, 1998, among Merry Maids, Inc. (“MMI”), as general partner, TSSGP Limited Partnership, as withdrawing special general partner, and SCSLP, as limited partner, as further amended by Amendment No. 2 thereto, dated August 5, 1998, between MMI, as general partner, and SCSLP, as limited partner, as further amended by Amendment No. 3 thereto, dated December 31, 2002, between SCSLP, as limited partner, and MMI, as withdrawing general partner, as further amended by Amendment No. 4 thereto, dated December 31, 2002 (the “Fourth Amendment”), between SCSLP, ServiceMaster Consumer Services, Inc. (“SCS”), as further amended by Amendment No. 5 thereto, dated December 31, 2002 (the “Fifth Amendment”), between SCSLP and MMM, and as further amended by Amendment No. 6 thereto, dated June

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29, 2007 (the “Sixth Amendment”), between SCSLP, MMM and SCS (as so amended, the “Agreement”); and

WHEREAS, the Partners desire to amend the Agreement to provide for the Limited Partner to remove the General Partner and appoint a successor General Partner.

NOW, THEREFORE, the undersigned, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1.            Amendment to the Agreement.  Article VII of the Agreement is hereby amended by inserting the following new section 7.15 at the end thereof:

7.15  Removal of General Partner.  The Limited Partner may remove the General Partner at any time, with or without cause, upon delivery to the General Partner at the principal office of the Partnership of written notice of such removal.  The Limited Partner shall have the right to appoint a successor General Partner (“Successor”).  Such removal shall be effective, and the Successor shall become the General Partner, immediately after the execution and delivery by the Successor of a written acknowledgment of the provisions hereunder and consent to the appointment as Successor, in a form substantially satisfactory to the Limited Partner.  The right of the Limited Partner to remove the General Partner and appoint a Successor shall not exist or be exercised if such removal and appointment will result in the loss of limited liability of any Limited Partner or partnership status of the Partnership under any state or federal law, rule or regulation.

2.            Binding Effect.  This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

3.            Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

4.            Agreement in Effect.  Except as hereby amended, the Agreement shall remain in full force and effect.

5.            Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws, without regard to principles of conflict of laws.

6.            Separability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

GENERAL PARTNER:

MM Maids, L.L.C.

By:	/s/ Mark F. Lightfoot
	Name:	Mark F. Lightfoot
	Title:	Senior Vice President

LIMITED PARTNER:

ServiceMaster Consumer Services Limited
Partnership

By:	ServiceMaster Consumer Services, Inc.

	By:	/s/ Lawrence L. Marino, III
	Name:	Lawrence L. Mariano, III
	Title:	Senior Vice President

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AMENDMENT NO. 6 TO THE
AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF
MERRY MAIDS LIMITED PARTNERSHIP

THIS AMENDMENT NO.  6 TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MERRY MAIDS LIMITED PARTNERSHIP (this “Amendment”), is made and entered into this 29th day of June, 2007, by and among MM Maids L.L.C., a Delaware limited liability company (“MMM”), as general partner (in such capacity, the “General Partner”), ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“SCSLP”), as limited partner (in such capacity, the “Limited Partner”), and ServiceMaster Consumer Services, Inc., a Delaware corporation (“SCS”), as former general partner (the “Former General Partner”) (the General Partner, the Limited Partner and the Former General Partner are collectively referred to herein as the “Partners”).

WITNESSETH:

WHEREAS, MERRY MAIDS LIMITED PARTNERSHIP (formerly known as MMLP Limited Partnership) (the “Partnership”) has been formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et. seq., (“Act”) pursuant to the Certificate of Limited Partnership of MMLP Limited Partnership, dated June 16, 1988, as filed in the Office of the Secretary of State of the State of Delaware (“Secretary of State”) on June 17, 1988, as amended by the Amendment to Certificate of Limited Partnership of MMLP Limited Partnership, changing its name to MERRY MAIDS LIMITED PARTNERSHIP, dated August 18, 1988, as filed in the office of the Secretary of State on January 3, 1990, as amended by the Certificate to Restore to Good Standing a Delaware Limited Partnership, filed with the Secretary of State on June 3, 1991, as further amended by the Certificate of Amendment to Certificate of Limited Partnership of the Partnership, dated June 29, 1993, as filed in the office of the Secretary of State on June 30, 1993, as further amended by the Certificate of Amendment to Certificate of Limited Partnership of the Partnership, dated June 9, 1998, as filed in the office of the Secretary of State on August 5, 1998, and as further amended by the Certificate of Amendment to the Certificate of Limited Partnership of the Partnership, dated January 21, 2003, as filed in the office of the Secretary of State on January 22, 2003 (as so amended, the “Certificate”), and pursuant to the Agreement of Limited Partnership of MMLP Limited Partnership, dated as of June 16, 1988, between MMMGP, Inc. (“MMMGP”), as general partner, and Vernon T. Squires, as organizational limited partner, as amended and restated by the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 5, 1988, among MMMGP, as general partner, MM Special Partner, Inc., as special general partner, and The ServiceMaster Company, as limited partner, as further amended by Amendment No. 1 thereto, dated August 5, 1998, among Merry Maids, Inc. (“MMI”), as general partner,

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TSSGP Limited Partnership, as withdrawing special general partner, and SCSLP, as limited partner, as further amended by Amendment No. 2 thereto, dated August 5, 1998, between MMI, as general partner, and SCSLP, as limited partner, as further amended by Amendment No. 3 thereto, dated December 31, 2002, between SCSLP, as limited partner, and MMI, as withdrawing general partner, as further amended by Amendment No. 4 thereto, dated December 31, 2002 (the “Fourth Amendment”), between SCSLP and ServiceMaster Consumer Services, Inc., and as further amended by Amendment No. 5 thereto, dated December 31, 2002 (the “Fifth Amendment”), between SCSLP and MMM (as so amended, the “Agreement”); and

WHEREAS, the Partnership, pursuant to the transfer by SCS of its general partner interest in the Partnership to SCSLP on the terms set forth in the Fourth Amendment, may have dissolved, without further action pursuant to this Amendment and Section 17-806 of the Act; and

WHEREAS, the Partners desire to amend the Agreement, to confirm the continuation of the Partnership without dissolution pursuant to Section 17-806 of the Act.

NOW, THEREFORE, the undersigned, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1.            Continuation of the Partnership.

a.            Pursuant to the Fourth Amendment, on December 31, 2002, SCS purported to transfer its general partner interest in the Partnership to SCSLP (the “First Transfer”).

b.           Pursuant to the Fifth Amendment, on December 31, 2002, SCSLP purported to transfer its general partner interest in the Partnership to MMM.

c.            It is the intention of the Partners that the transfers contemplated by the Fourth Amendment and the Fifth Amendment would result in the General Partner and the Limited Partner being the partners of the Partnership, and that, effective as of the occurrence of the First Transfer, the business of the Partnership would be continued without dissolution.

d.           Notwithstanding any other provision of the Agreement to the contrary, effective as of the occurrence of the First Transfer, the Agreement is hereby amended and the Partners hereby ratify and confirm, and consent to, the continuation of the Partnership in accordance with the Act (including, without limitation, Section 17-806 thereof), and agree that the Partnership shall have a perpetual existence and shall continue as a Partnership until its dissolution pursuant to the terms of the Act and the Agreement.

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e.            The Partners hereby agree that the partners of the Partnership are the General Partner and the Limited Partner.  To the extent that the General Partner or the Limited Partner is not deemed duly admitted to the Partnership as a partner, such partner evidences its intention to be bound by the Agreement, as amended by this Amendment, by its execution of a counterpart signature page to this Amendment, and the Partners hereby admit such partner as a general partner or a limited partner of the Partnership, as the case may be.

2.            Future Cooperation.  Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments of the Agreement, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Amendment.

3.            Binding Effect.  This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

4.            Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5.            Agreement in Effect.  Except as hereby amended, the Agreement shall remain in full force and effect.

6.            Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws, without regard to principles of conflict of laws.

7.            Name.  Notwithstanding any other provision of the Agreement to the contrary, the name of the Partnership is “MERRY MAIDS LIMITED PARTNERSHIP”, and the Agreement is hereby amended to reflect such name, to the extent inconsistent with the terms of the Agreement.

8.            Separability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

GENERAL PARTNER:

MM Maids, L.L.C.

By:	/s/ Mark F. Lightfoot
Name: Mark F. Lightfoot
Title: Senior Vice President

LIMITED PARTNER:

By:	ServiceMaster Consumer Services Limited Partnership

	By:	ServiceMaster Consumer Services, Inc.

	By:	/s/ Lawrence L. Mariano, III
Name: Lawrence L. Mariano, III
Title: Senior Vice President

FORMER GENERAL PARTNER:

ServiceMaster Consumer Services, Inc.

By:	/s/ Lawrence L. Mariano, III
Name: Lawrence L. Mariano, III
Title: Senior Vice President

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Amendment No. 5

Agreement of Limited Partnership
Of
Merry Maids Limited Partnership
Dated June 17, 1988,
As amended August 5, 1998

THIS AMENDMENT is made on December 31, 2002, by and between ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“Consumer Services LP”) and MM Maids L.L.C., a Delaware limited liability company (“MM Maids”).

Recitals

A.      The current partners of Merry Maids Limited Partnership (“Merry Maids LP”) are as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services Limited Partnership	Delaware	Limited Partner - 99%

ServiceMaster Consumer Services Limited Partnership	Delaware	General Partner - 1%

B.      Pursuant to that certain Agreement of Limited Partnership of Merry Maids Limited Partnership, dated June 17, 1988, as amended August 5, 1998 (“LP Agreement”), Consumer Services LP has exercised its right to assign its 1% general partnership interest to MM Maids.

C.      As a result of the transaction contemplated by this Amendment, the partners of Merry Maids LP will be as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services Limited Partnership	Delaware	Limited Partner - 99%

MM Maids L.L.C.	Delaware	General Partner - 1%

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.      Assignment of Partnership Interest. Consumer Services LP assigns its 1% general partnership interest to MM Maids.

2.      Partners after Assignment. As a result of the transaction contemplated by this Amendment, MM Maids is the sole general partner of Merry Maids LP and Consumer Services LP is the sole limited partner of Merry Maids LP.

3.      No Other Changes. The parties make no changes to the LP Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

ServiceMaster Consumer Services
Limited Partnership

By: ServiceMaster Consumer Services, Inc.

By:	/s/ Lawrence L. Mariano
Lawrence L. Mariano, III
Senior Vice President

MM Maids L.L.C.

By:	/s/ Amelia N. Blanton
Amelia N. Blanton
Vice President & Secretary

Amendment No. 4

Agreement of Limited Partnership
Of
Merry Maids Limited Partnership
Dated June l7, 1988,
As amended August 5, 1998

THIS AMENDMENT is made on December 31, 2002, by and between ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“Consumer Services LP”) and ServiceMaster Consumer Services, Inc., a Delaware corporation (“Consumer Services”).

Recitals

A.      The current partners of Merry Maids Limited Partnership (“Merry Maids LP”) are as follows:

State of
Company	Organization	Partner Type

ServiceMaster Consumer Services Limited Partnership	Delaware	Limited Partner - 99%

ServiceMaster Consumer Services, Inc.	Delaware	General Partner - 1%

B.      Pursuant to that certain Agreement of Limited Partnership of Merry Maids Limited Partnership, dated June 17, 1988, as amended August 5, 1998 (“LP Agreement”), Consumer Services has exercised its right to assign its 1% general partnership interest to Consumer Services LP.

C.      As a result of the transaction contemplated by this Amendment, the partners of Merry Maids LP will be as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services Limited Partnership	Delaware	Limited Partner - 99%

ServiceMaster Consumer Services Limited Partnership	Delaware	General Partner - 1%

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.      Assignment of Partnership Interest. Consumer Services assigns its 1% general partnership interest to Consumer Services LP.

2.      Partners after Assignment. As a result of the transaction contemplated by this Amendment, Consumer Services LP is the sole general partner of Merry Maids LP and Consumer Services LP is the sole limited partner of Merry Maids LP.

3.      No Other Changes. The parties make no changes to the LP Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

ServiceMaster Consumer Services
Limited Partnership

By: ServiceMaster Consumer Services, Inc.

By:	/s/ Lawrence L. Mariano
Lawrence L. Mariano, III
Senior Vice President

ServiceMaster Consumer Services, Inc.

By:	/s/ Ernest J. Mrozek
Ernest J. Mrozek
President

Amendment No. 3

Agreement of Limited Partnership

Of

Merry Maids Limited Partnership

Dated June 17, 1988,
As amended August 5, 1998

THIS AMENDMENT is made on December 31, 2002, by and between ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“Consumer Services LP”) and Merry Maids, Inc., a Delaware corporation (“MM Inc.”).

Recitals

A.      The current partners of Merry Maids Limited Partnership (“Merry Maids LP”) are as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services Limited Partnership	Delaware	Limited Partner - 99%

Merry Maids, Inc.	Delaware	General Partner -1%

B.      Pursuant to that certain Agreement of Limited Partnership of Merry Maids Limited Partnership, dated June 17, 1988, as amended August 5, 1998 (“LP Agreement”), MM Inc. has exercised its right to assign its 1% general partnership interest to ServiceMaster Consumer Services, Inc. (“Consumer Services”).

C.      As a result of the transaction contemplated by this Amendment, the partners of Merry Maids LP will be as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services Limited Partnership	Delaware	Limited Partner - 99%

ServiceMaster Consumer Services, Inc.	Delaware	General Partner -1%

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.      Assignment of Partnership Interest. MM Inc. assigns its 1% general partnership interest to Consumer Services.

2.      Partners after Assignment. As a result of the transaction contemplated by this Amendment, Consumer Services is the sole general partner of Merry Maids LP and Consumer Services LP is the sole limited partner of Merry Maids LP.

3.      No Other Changes. The parties make no changes to the LP Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

ServiceMaster Consumer Services
Limited Partnership

By: ServiceMaster Consumer Services, Inc.

By:	/s/ Lawrence L. Mariano
Lawrence L. Mariano, III
Senior Vice President

Merry Maids, Inc.

By:	/s/ Amelia N. Blanton
Amelia N. Blanton
Vice President

Amendment No. 2

Agreement of Limited Partnership
of
Merry Maids Limited Partnership
dated June 17, 1988

THIS AMENDMENT is made on August 5, 1998 by and among ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“ServiceMaster Consumer Services L.P.”), and Merry Maids Limited Partnership, a Delaware limited partnership (“Merry Maids L.P.”)

Recitals

A.      The current partners of Merry Maids L.P. are as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services L.P.	Delaware	Limited Partner—99.09%
Merry Maids, Inc.	Delaware	General Partner—.01%

B.      Pursuant to that certain Agreement of Limited Partnership of Merry Maids L.P., dated June 17, 1988 (“LP Agreement”), ServiceMaster Consumer Services L.P. has exercised its right to assign its .09% partner interest to Merry Maids, Inc.

C.      As a result of the transaction contemplated by this Amendment, the partners of Merry Maids L.P. will be as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services L.P.	Delaware	Limited Partner—99%
Merry Maids, Inc.	Delaware	General Partner—1%

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.      Assignment of Partner Interest. ServiceMaster Consumer Services L.P. assigns its .09% partner interest to Merry Maids, Inc.

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2.      Partners after Assignment. As a result of the transaction contemplated by this Amendment, Merry Maids, Inc. is the sole general partner of Merry Maids L.P., and ServiceMaster Consumer Services L.P. is the sole limited partner of Merry Maids L.P.

3.      No Other Changes. The Parties make no changes to the LP Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

Merry Maids, Inc.		ServiceMaster Consumer Services Limited
Partnership

		By:	ServiceMaster Consumer Services, Inc.,
general partner

By:	/s/ Michael M. Isakson	By:	/s/ Ernest J. Mrozek
	Michael M. Isakson		Ernest J. Mrozek
	President		President

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Amendment No. 1

Agreement of Limited Partnership
of
Merry Maids Limited Partnership
dated June 17, 1988

THIS AMENDMENT is made on August 5, 1998 by and among TSSGP Limited Partnership, a Delaware limited partnership (“TSSGP”), and Merry Maids Limited Partnership, a Delaware limited partnership (“Merry Maids L.P.”).

Recitals

A.      The current partners of Merry Maids L.P. are as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services L.P.	Delaware	Limited Partner—99%
Merry Maids, Inc.	Delaware	General Partner— .01%
TSSGP Limited Partnership	Delaware	Special General Partner—.09%

B.      TSSGP desires to withdraw as the Special General Partner of Merry Maids L.P.

C.      ServiceMaster Consumer Services L.P. and Merry Maids, Inc. desire to approve the withdrawal of TSSGP as the Special General Partner under the Agreement of Limited Partnership of Merry Maids L.P., dated June 17, 1988 (“LP Agreement”).

D.      As a result of the transaction contemplated by this Amendment, the partners of Merry Maids L.P. will be as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services L.P.	Delaware	Limited Partner—99.09%
Merry Maids, Inc.	Delaware	General Partner—.01%

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.      Withdrawal of TSSGP. TSSGP withdraws as the Special General Partner from Merry Maids L.P.

2.      Approval of Withdrawal. ServiceMaster Consumer Services L.P. and Merry Maids, Inc. approve of the withdrawal by TSSGP as the Special General Partner under the LP Agreement.

3.      Partners after Withdrawal. As a result of the withdrawal of TSSGP, Merry Maids, Inc. is the sole general partner of Merry Maids L.P., and ServiceMaster Consumer Services L.P. is the sole limited partner of Merry Maids L.P.

4.      No Other Changes. The Parties make no changes to the LP Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

Merry Maids, Inc.		TSSGP Limited Partnership
(withdrawing limited partner)

		By:	TSSGP Management Corporation, general
partner

By:	/s/ Michael M. Isakson	By:	/s/ Robert F. Keith
	Michael M. Isakson		Robert F. Keith
	President		Vice President

ServiceMaster Consumer Services Limited Partnership

By:	ServiceMaster Consumer Services,
Inc., general partner

By:	/s/ Ernest J. Mrozek
Ernest J. Mrozek
President

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AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
MERRY MAIDS LIMITED PARTNERSHIP

This Amended and Restated Agreement of Limited Partnership is entered into on the fifth day of July 1988 by and between (i) MMMGP, Inc., a Delaware corporation, as a general partner (the “General Partner”), (ii) MM Special Partner, Inc., a Delaware corporation as a special general partner (the “Special General Partner”), and (iii) The ServiceMaster Company, a Delaware limited partnership, as the limited partner (the “Limited Partner”).

The Partnership was formed by the filing of a certificate of limited partnership for organizational purposes only by the General Partner and the Limited Partner on June 16, 1983. The General Partner and the Limited Partner now desire to amend and restate the limited partnership agreement of the Partnership in its entirety, for the purpose of, among other things, admitting the Special General Partner to the Partnership, as follows:

ARTICLE I

Organizational Matters

1.1                    Continuation of the Partnership. The General Partner and the Limited Partner hereby continue the Partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Delaware Act. The Partnership interest of any Partner shall be personal property for all purposes.

1.2                    Name. The name of the Partnership shall be, end the business of the Partnership shall be conducted under the name of, “Merry Maids Company Limited Partnership.” The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate. The words “Limited Partnership” shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time.

1.3                    Registered Office: Principal Office. (a) The address of the registered office of the Partnership in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company.

(b)                    The principal office of the Partnership shall be 2300 Warrenville Road, Downers Grove, Illinois 60515, or such other place as the General Partner may from time to time designate to the Partners. The Partnership may maintain offices at such other place or places as the General Partner deems advisable.

1.4                    Power of Attorney. (a) Each Partner hereby constitutes and appoints the General Partner and the Liquidator (and any successor to either thereof by merger, assignment, election or otherwise) with full power of substitution as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)                        execute, swear to, acknowledge, deliver, file and record in the appropriate public office:

(A)                  this Agreement, all certificates and other instruments and all amendments thereof which the General Partner or the Liquidator deems reasonable and appropriate or necessary to form, qualify or continue the qualification of, the Partnership as a limited partnership (or a partnership in which limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner or the Liquidator deems appropriates or necessary to reflect any amendment, change, modification or restatement of this Agreement made in accordance with its terms; (C) all conveyances and other instruments or documents which the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of a partner pursuant to Article XI;

(ii)                     execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm, or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement.

Nothing herein contained shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIV or as otherwise expressly provided for in this Agreement.

(b)                    The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent dissolution, bankruptcy or termination of any Partner or the transfer of all or any portion of its Partnership Interest and shall extend to such Partner’s successors, assigns and representatives. Each such Partner, in its capacity as such, hereby agrees to be bound by any representations made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator, taken in good faith under such power of attorney. Each Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designations, powers of attorney and other instruments as the General Partner or the Liquidator deem necessary to effectuate this Agreement and the purposes of the Partnership.

1.5                    Term. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and the Partnership shall continue in existence until the close of the Partnership business on December 31, 2038 or until the earlier termination of the Partnership in accordance with the provisions of Article XIV.

ARTICLE II

Definitions

2.1                    Defined Terms. Unless clearly indicated to the contrary, the following definitions shall, for all purposes, be applied to the terms used in this Agreement:

“Adjusted Capital Account Deficit” means, with respect to the Special General Partner or the Limited Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(1)                     Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation §l.704-1(b)(4)(iv)(f);

(ii)                     Debit to such Capital Account the items described in Treasury Regulation §1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question. As used in the definition of “Affiliate”, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means Monday through Friday of each week, except that a holiday recognized as such by the Government of the United States or the states of Illinois or Nebraska shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 4.4.

“Capital Contribution” means any cash and cash equivalent which a Partner contributes to the Partnership pursuant to Article V.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware pursuant to Section 1.4, as it may be amended and/or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Commencement Date” means the Closing Date as defined in the Merry Maids Acquisition Agreement.

“Corporate Capital Contribution” means any cash and cash equivalent which a stockholder of the Special General Partner contributes to the Special General Partner pursuant to the stockholders agreement which is referred to in the Merry Maids Acquisition Agreement.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del Code, Sections 17-101, et seq, as it may be amended from time to time, and any successor to such Act.

“Designated Amount” means, with respect to the Special General Partner: (i) the amount equal to the total of all payments which would be due on the Equity Loan for each Fiscal Year under the assumption that all of the stockholders of the Special General Partner borrowed the entire amount of their Corporate Capital Contributions from the same lender under the same terms and conditions as established for the Equity Loan, plus (ii) the annual federal and state tax obligations imposed on the stockholders of the Special General Partner because of Partnership earnings allocated to such stockholders minus the value of any tax benefit attributable to interest payments made on the Equity Loan.

“Equity Loan” means the loan arranged by the Buyer under the Merry Maids Acquisition Agreement in order to fund the Corporate Capital Contribution of the Special General Partner hereunder.

“Fiscal Year” means the calendar year.

“General Partner” means Merry Maids MGP, Inc., a Delaware corporation.

“General Partners” means the General Partner and the Special General Partner collectively.

“Limited Partner” means The ServiceMaster Company.

“Liquidator” has the meaning specified in Section 14.3.

“Merry Maids Acquisition Agreement” means the Agreement for the Purchase and Sale of Assets by and between Merry Maids, Inc., and the Partnership dated July 5, 1988.

“Opinion of Counsel” means a written opinion of counsel acceptable to the General Partner. Such counsel may be the regular counsel to the Partnership or the General Partner.

“Net Cash Flow” means the total cash receipts generated from the operations of the Partnership, the sale or other disposition of any Partnership property or otherwise (but specifically excluding (i) receipts from Capital Contributions and (ii) proceeds from loans to the Partnership), reduced by: (a) all expense incident to the operation and management of the Partnership (but excluding any expense not involving a cash outlay, such as amounts charged for depreciation); (b) all current payments on account of any loans to the Partnership, including without limitation debt service to third party lenders; (c) expenditures for capital assets not financed through reserves previously set aside by the Partnership for such purposes; and (d) reasonable reserves for working capital and future obligations.

“Partners” means the General Partner, the Special General Partner and the Limited Partner.

“Partnership” means the limited partnership organized pursuant to this Agreement.

“Partnership Interest” means the ownership interest of a Partner in the Partnership.

“Percentage Interest” means the ratio of the number of Units held by a person to the total number of Units, expressed as a percentage. At the Commencement Date, the Percentage Interests of the Partners are: the General Partner: 1%; the Special General Partner: 10%; the Limited Partner: 89%.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

“Special General Partner” means MMSGP, Inc., a Delaware corporation.

“Unit” means a one-tenth of one percent (0.1%) Partnership Interest.

ARTICLE III

Purpose

3.1                    Purpose. The purpose and business of the Partnership shall be the providing of maid service to the home and the granting of franchises for the conduct of such business. Such business shall include, without limitation, the acquisition, management, operation and disposition of the properties acquired by the Partnership under the Merry Maids Acquisition Agreement, the carrying on of any business relating thereto or arising therefrom, the entering into any partnership, joint venture or other similar arrangement, to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing, and anything incidental or necessary to the foregoing, all for the production of income and profit.

ARTICLE IV

Capital Contributions

4.1                    General Partner. (a) The General Partner shall not be required to contribute to the capital of the Partnership except (i) as may be necessary to pay liabilities of the Partnership for which provision cannot otherwise be made through cash flow generated from operations of the Partnership or debt incurred in accordance with this Agreement or (ii) as otherwise expressly required pursuant to the provisions of this Agreement.

(b)                    The General Partner will at all times while serving in such capacity retain its Percentage Interest entitling it to a 1% participation in the Partnership’s income, gains, losses, deductions and credits, but only for so long as it continues to serve in such capacity.

4.2                    Special General Partner. On the Commencement Date, the Special General Partner shall contribute to the Partnership cash in the amount of $2,500,000. Such amount shall be paid by cash, certified or cashier’s check or by wire transfer. The Special General Partner shall not be required to contribute any additional amounts to the Partnership.

4.3                    Limited Partner. On the Commencement Date, the Limited Partner shall contribute to the Partnership cash in the amount of $2,500,000.00.

4.4                    Capital Accounts. A separate Capital Account shall be maintained for each Partner in accordance with federal income tax accounting principles, maintained in accordance with Treasury Regulation Section 1.704-1 (b). The Capital Account of each Partner shall be increased by: (i) the amount of any cash and the fair market value of any property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to); (ii) the amount of Partnership income and gain or items thereof allocated to such Partner; (iii) such Partner’s prorata share (determined in the same manner as such Partner’s share of income, gains, losses, deductions and credits) of any other amount received by the Partnership during such year which is exempt from federal income tax; and (iv) other items to the extent mandated by Treasury Regulation Section 1.704-1 (b). The Capital Account of each Partner shall be reduced by: (i) the amount of money distributed to the Partner by the Partnership; (ii) the fair market value of property distributed by the Partnership to the Partner (net of liabilities secured by such distributed property that the Partner is considered to assume or take subject to); (iii) the amount of Partnership losses and deductions or items thereof allocated to the Partner; (iv) such Partner’s prorata share (determined in the same manner as such Partner’s prorata share of income, gains, losses, deductions or credits) of any other expenditures of the Partnership which are not deductible in computing the Partnership’s taxable income and which are not properly capitalized; and (v) other items to the extent mandated by Treasury Regulation Section 1.704 (b).

4.5                    Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

4.6                    No Withdrawal. A Partner shall not be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as provided in Article VI, Article XIII and Article XIV.

4.7                    Loans from Partners. Loans by a Partner to the Partnership shall not be considered Capital Contributions. If any Partner shall advance funds to the Partnership in excess the amounts required hereunder to be contributed by it to the capital of the Partnership the making of such advance shall not result in any increase in the amount of the Capital Account of such Partner. The amounts of any such advances shall be a debt of the Partnership to such Partner and shall be payable or collectible only out of the Partnership assets in accordance with the terms and conditions upon which such advances be made. All such advances shall be made on terms at least as favorable as the Partnership could bargain for at arms length with unrelated third party lenders.

4.9                    Units. There shall be no prohibition on the division of Units as to fractional Units by any Partner or the Partnership issuing or transferring such Units or parts thereof under this Agreement.

ARTICLE V

Allocations

5.1                    Determination of Profits and Losses. The profits and losses of the Partnership shall be determined for each Fiscal Year in accordance with the accrual method of accounting within ninety days after the end of such Fiscal Year. The terms “Profits” and “Losses” as used herein include each item of Partnership income, gain, loss, deduction and credit, as the case may be.

5.2                    Allocation of Profits and Losses. Except as otherwise provided herein, the Profits and Losses of the Partnership (including profit or loss on the sale of all or substantially all of the Partnership’s assets) shall be allocated with respect to each

Fiscal Year to the Partners in accordance with their Percentage Interests.

5.3                    Allocation in the Event of Transfer. Each item of income, gain, loss, deduction or credit allocable to a Partner’s Percentage Interest that is transferred in whole or in part during any year shall, if permitted by law, be allocated according to the varying Percentage Interests of the Partners during the year. In applying this rule, the Partners shall prorate such Partnership items over the Partnership year by assigning the appropriate portion of each such item to each day in the period to which it is attributable.

5.4                    Allocation of Profits and Losses on Distribution of Assets in Kind. In the event that all or a portion of the assets of the Partnership are to be distributed to the Partners in kind, the Capital Accounts of the Partners shall be:

(a)                      increased by the gain which would have been recognized by the Partnership if the assets to be distributed in kind were sold by the Partnership at a price equal to the fair market value of such assets and any such Profits were allocated between the Partners in accordance with the provisions of this Article V; or

(b)                     decreased by the loss which would have been recognized by the Partnership if the assets to be distributed in kind were sold by the Partnership at a price equal to the fair market value of such assets and any such Losses were allocated between the Partners in accordance with the provisions of this Article V.

For purposes hereof the term “fair market value” shall be an amount agreed upon unanimously by the Partners within thirty days of a determination to distribute assets in kind pursuant hereto and, if not so agreed, by appraisal performed by an appraiser selected in the reasonable good faith discretion of the General Partner, provided such appraiser shall be an M.A.I. appraiser with at least five years prior experience in valuing similar assets.

5.5                    Elections. In the event of a transfer of any Units, including a transfer at death, the Partnership upon the good faith approval of the General Partner, specifically taking into account the request of the Partner acquiring such Units, may elect pursuant to Section 754 of the Code to adjust the basis of the Partnership’s assets. Except insofar as an election pursuant to Section 754 has been made with respect to the interest of any Partner, the determination for federal income tax purposes of any Profits or Losses shall be made as provided for in this Agreement. Each Partner agrees to furnish the Partnership with all information necessary to give effect to such election.

5.6                    Deficit in Capital Account Balances. Upon dissolution and termination of the Partnership, the General Partner, after giving effect to all contributions, distributions and allocations for all taxable years, including the year in which such liquidation occurs, shall contribute to the capital of the Partnership an amount equal to the negative balance, if any, in its Capital Account in compliance with Treasury Regulations Section 1.704-l(b)(2)(ii)(b)(3). Any amount contributed by the General Partner under this Section 5.6 shall be distributed according to the priorities set forth in Section 14.3 hereof.

5.7                    Recharacterization of Fees and Guaranteed Payments. Notwithstanding anything to the contrary herein, in the event that any fees, interest or other amounts paid or payable to any Partner or any of its Affiliates (or any fees paid or payable to a third party) are deducted by the Partnership in reliance on Section 707(a) of the Code (or would so be if such payee were treated as a Partner) and such fees, interest, or other amounts are disallowed as deductions to the Partnership and are recharacterized as Partnership distributions, then there shall be allocated to such Partner prior to the allocations otherwise pursuant to this Article an amount of Partnership gross revenues for the year in which such fees, interest or other amounts are treated as Partnership distributions in an amount equal to such fees, interest or other amounts treated as distributions.

5.8                    Imputation of Profit or Loss. Notwithstanding anything to the contrary in this Agreement, and to the extent that, as a result of the Partnership engaging in any transaction with any Partner, any Partner is deemed to recognize income as a result of any transaction between such Partner and the Partnership pursuant to Sections 1272-1274, Section 7372, Section 483 or Section 482 of the Code, or any similar provision now or hereafter in effect, or the Partnership is deemed to receive income under any of these provisions, any corresponding resulting loss, deduction or income of the Partnership shall be allocated to the partner who engaged in such transaction with the Partnership.

5.9                    Minimum Gain. Notwithstanding any other provision of this Agreement, if the Limited Partner’s or the Special General Partner’s Capital Account has a deficit balance resulting in whole or in part from allocations of loss or deduction attributable to nonrecourse debt which is secured by Partnership property, which deficit balance exceeds such Partner’s share of minimum gain (as defined below), then gross income and gain shall first be allocated to such Partner in an amount equal to such excess. For purposes of this Section 5.9, “minimum gain” means the excess of the outstanding principal balance of nonrecourse debt which is secured by Partnership property over the Partnership’s adjusted tax basis of such property. The Partners hereby acknowledge that this Section 5.9 is intended to comply with the requirements of Treasury Regulation Section 1.704-l(b)(4)(iv) and is to be interpreted, if possible, to comply with the requirements of such regulation. The General Partner shall have complete discretion to amend this provision if such an amendment would not have a material adverse effect on the Special General Partner, or the Limited Partner, and if, in the opinion of counsel, such amendment is advisable to comply with Treasury Regulation Section 1.704-l(b)(4)(iv).

5.10              Qualified Income Offset. (a) Except as provided in Section 5.9, in the event that the Special General Partner or the Limited Partner unexpectedly receives an adjustment, allocation or distribution due to items set forth in Regulation Section l.704-l(b)(2)(ii)(d)(4), (5) or (6) that results in such Partner having an Adjusted Capital Account Deficit, such Partner shall, as quickly as possible and to the extent required by Treasury Regulation §1.704-l(b)(2)(ii)(d), be allocated items of gross income in an amount sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.

(b)                    The Partners hereby acknowledge that this Section 5.10 is intended to comply with the requirements of Treasury Regulation §1.704-1(b)(2)(ii)(d), relating to a “qualified income offset”, and is to be interpreted, if possible, to comply with the requirements of such regulation. The General Partner shall have complete discretion to amend this provision if such an amendment would not have a material adverse effect on the Special General Partner or the Limited Partner and if in the opinion of counsel such amendment is advisable to comply with Treasury Regulation §1.704-1(b)(2)(ii)(d).

5.11              Limitation on Allocation of Losses. Notwithstanding the provisions of Section 5.2, Losses allocated pursuant to Section 5.2 shall not exceed the maximum amount of Losses that can be so allocated without causing the Limited Partner or Special General Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. All Losses in excess of the limitation set forth in this Section 5.11 shall be allocated to the General Partner.

5.12              Curative Allocations. Notwithstanding the provisions of Section 5.2, allocations pursuant to Sections 5.9, 5.10 and 5.11 shall be taken into account in allocating other Profits or Losses among the Partners so that to the extent possible the net amount of such allocations of other Profits or Losses and the allocations pursuant to Section 5.9, 5.10 and 5.11 to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the allocations pursuant to Sections 5.9, 5.10 and 5.11 had not occurred.

ARTICLE VI

Distributions of Net Cash Flow

6.1                    Distributions of Net Cash Flow; No Dissolution and Termination. (a) Net Cash Flow not distributed in connection with a dissolution and termination of the Partnership shall be distributed as provided in this Section 6.1.

(b)                    For the first five Fiscal Years of the Partnership, distributions of available Net Cash Flow shall be made at such times as the General Partner shall determine, but not-less often than quarterly, in the following manner: to the Special General Partner in an amount equal to the Designated Amount and the balance, to the General Partner and the Limited Partner, in proportion to their respective Percentage Interests.

(c)                     After the expiration of the fifth Fiscal Year of the Partnership, distributions of Net Cash Flow shall be distributed at such times as the General Partner shall determine in accordance with the Partners’ respective Percentage Interests.

6.2                    Distribution of Net Cash Flow Upon Dissolution and Termination. Distributions of Net Cash Flow upon dissolution and termination of the Partnership shall be made in accordance with the provisions of Section 14.3.

ARTICLE VII

Management and Operation of the Business

71.                    Management. (a) The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner and no other Partner shall have any right of control or management over the business and affairs of the Partnership; provided however, that the shareholders of the Special General Partner shall, at least initially, be employees of the Partnership, subject to the full authority of the General Partner as provided herein.

(b)                    In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provisions of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, subject to the terms of this Agreement, including, without limitation —

(i)                        the making of any expenditures, the borrowing of money, the guaranteeing of indebtedness and other liabilities, the issuance of evidence of indebtedness, and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership in the ordinary course of business;

(ii)                     the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership and the merger of the Partnership with or into another entity;

(iii)                  the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Partnership, the lending of funds to other Persons and the repayment of obligations of the Partnership;

(iv)                 the negotiation and execution on any terms deemed desirable in its sole discretion and the performance of any contracts, conveyances or other instruments that it considers useful or necessary to the conduct of the Partnership operations or the implementation of its powers under this Agreement;

(v)                    the distribution of Partnership cash as provided for herein;

(vi)                 the selection and dismissal of employees and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(vii)              the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary;

(viii)           the formation of any further limited or general partnerships, joint ventures or other relationships that it deems desirable in the ordinary course of business;

(ix)                   the control of any matters affecting the rights and obligations of the Partnership, including, without limitation, the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; and

(x)                      the purchase, sale or other acquisition or disposition of Units, at such times and on such terms as permitted pursuant to Article XIII hereof.

(b)                    The Special General Partner shall carry out such management responsibilities in respect of the business of the Partnership as the General Partner may delegate to the Special General Partner. Through the knowledge and activities of its shareholders, the Special General Partner shall be fully conversant, with the business and affairs of the Partnership and shall continually be prepared to make reports and recommendations to the General Partner regarding the management of and planning for the Partnership upon request therefor by the General Partner.

(c)                     The participation by the General Partner in any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partner under this Agreement or under applicable law.

7.2                    Certificate of Limited Partnership. The General Partner shall cause to be filed such certificates or documents as may be determined by the General Partner to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a Limited Partnership (or a partnership in which the Limited Partner has limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business. To the extent that the General Partner in its sole discretion determines such action to be reasonable and necessary or appropriate and not in contravention of this Agreement, the General Partner shall file amendments to the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the Limited Partner has limited liability) under the laws of the State of Delaware or any other state in which the Partnership may elect to do business. Subject to applicable law, the General Partner may omit from the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware and from any other certificates or documents filed in any other state in order to qualify the Partnership to do business therein, and from all amendments thereto, the name and address of the Limited Partner and information relating to the Capital Contributions and share of profits of the Limited Partner.

7.3                    Reliance by Third Parties. Any other provision of this Agreement to the contrary notwithstanding, no lender or purchaser including any purchaser of property from the Partnership or any other Person dealing with the Partnership, shall be required to look to the application of proceeds hereunder or to verify any representation by the General Partner as to the extent of the interest in the assets of the Partnership that the General Partner is entitled to encumber, sell or otherwise use, and any such lender or purchaser shall be entitled to rely exclusively on the representations of the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner on behalf of the Partnership as if it were the sole party in interest therein, both legally and beneficially. In no event shall any Person dealing with the General Partner or the General Partner’s representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner’s representative; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or the General Partner’s representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and/or delivery thereof this Agreement was in full force and effect, (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the General Partner or the General Partner’s representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

7.4                    Compensation and Reimbursement of the General Partner. (a) The General Partner shall be reimbursed for all expenses, disbursements and advancements incurred or made in connection with the organization of the Partnership, the qualification of the Partnership and the General Partner conducting Partnership business.

(b)                    The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for all direct expenses it incurs or makes on behalf of the Partnership (including amounts paid by the General Partner to any Person to perform services to the Partnership) and for that portion of the General Partner’s and its Affiliates’ in-house legal and accounting costs and expenses, telephone, secretary, aircraft, travel and entertainment expenses, office rent and other office expenses, salaries and other compensation expenses of employees, officers and directors, other administrative expenses and other expenses, all of which are necessary or appropriate to the conduct of the Partner’s business and are allocable to the Partnership.

7.5                    Outside Activities. (a) The General Partner shall not enter into or conduct any business except in connection with its performance of the terms of this Agreement.

(b)                    Any Affiliate of the General Partner and any director, officer, partner or employee of the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership and may engage in any other business and activities for their own account and for the account of others, except for business interests and activities that conflict with or are in direct competition with the Partnership, provided, however, the foregoing provision is subject to the following conditions: (i) The ServiceMaster Company shall have a reasonable period of time after the Commencement Date to phase out the home maid service business which it has been conducting under the name “Home Brite” and (ii) the foregoing provision shall not apply to the activities contemplated by the standard form of On-Location Franchise Agreement used by The ServiceMaster Company (whether such activities are conducted directly by ServiceMaster or by franchisees of ServiceMaster). Except as specified in Section 7.5(a) above and in this Section 7.5(b), no other provision of this Agreement shall be deemed to prohibit any such Person from conducting such other business and other activities. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement or their partnership relationship created hereby in any business ventures of any Affiliate of the General Partner or any director, officer, partner or employee of the General Partner or an Affiliate of the General Partner.

7.6                    Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as are designated by the General Partner. The General Partner may, in its sole discretion, deposit funds of the Partnership in a central disbursing account maintained by or in the name of the General Partner or the Partnership in which funds of the Partnership and other Persons are also deposited, provided that at all times books of account are maintained which show the amount of funds of the Partnership on deposit in such account. The General Partner may use the funds of the Partnership as compensating balances for its benefit, providing that such funds do not directly or indirectly secure, and are not otherwise at risk on account of, any indebtedness or other obligation of the General Partner or any director, officer, partner, employee or Affiliate thereof. All withdrawals from or charges against such accounts shall be made by the General Partner or by its officers or agents. Funds of the Partnership may be invested as determined by the General Partner, except in connection with acts otherwise prohibited by this Agreement.

7.7                    Loans to or From the General Partner: Contracts with Affiliates. (a) The General Partner or any Affiliate thereof may lend to the Partnership funds needed by the Partnership for such periods of time as the General Partner may determine; provided, however, that the General Partner or such Affiliate may not charge the Partnership interest at a rate greater than the rate (including points or other financing charges or fees) that would be charged the Partnership (without reference to the General Partner’s or the Limited Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The Partnership shall reimburse the General Partner or any Affiliate, as the case may be, for any costs incurred by it in connection with the borrowing of funds obtained by the General Partner or such Affiliate and loaned to the Partnership.

(b)                    The General Partner may itself or through an Affiliate, render services to the Partnership. Any service rendered to the Partnership by the General Partner or any such Affiliate shall be on terms that are fair and reasonable to the Partnership. The provisions of Section 7.4 apply to the rendering of services described in this Section 7.6(d).

(c)                     The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with applicable law as the General Partner deems appropriate and approved by the Special General Partner and the Limited Partner.

(d)                    Neither the General Partner nor any Affiliate thereof shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership.

7.3                    Indemnification of the General Partner and the Special General Partner. (a) To the fullest extent permitted by law, each of the General Partner, its Affiliates and their directors, officers, partners, employees and agents, and the Special General Partner and its directors, officers, employees and agents (all of whom are hereinafter referred to in this Section 7.7 as the “Indemnities”) shall be indemnified and held harmless by the Partnership from and against all and any losses, claims, damages, liabilities (joint and several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as (i) a general partner or an agent of one of the General Partner or an Affiliate thereof or, (ii) a director, officer, partner, employee or agent of one of the General Partner or an Affiliate thereof, or (iii) the Special General Partner, or (iv) a director, officer of employee of the Special General Partner, or (v) a Person serving at the request of the Partnership in another entity in a similar capacity, which relate to or arise out of the Partnership, its property, business or affairs, regardless of whether the Indemnitee continues to be the General Partner or an Affiliate thereof or the Special General Partner or a director, officer or employee of the Special General Partner or the General Partner or an an Affiliate thereof at the time of any such liability or expense is paid or incurred, if (A) the Indemnitee acted in good faith and in a manner it in good faith believed to be in, or not opposed to, the best interests of the Partnership, and with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful, and (B) the Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea or nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (A) or (B) above. Any indemnification pursuant to this Section 7.3 shall be made only out of the assets of the Partnership.

(b)                    All expenses or costs which are incurred by the Partnership which are of a nature as to be reasonably required by a ServiceMaster Affiliate due to its relationship to a ServiceMaster Affiliate will be allocated to the Partnership and included in operating expenses for all accounting purposes, including the calculation of Earnings. The Partnership may elect to purchase legal services, accounting services, management information services and other services from ServiceMaster Affiliates at the cost of such services to such ServiceMaster Affiliates.

(c)                     To the fullest extent permitted by law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to the indemnified as authorized in this Section.

(d)                    The indemnification provided by this Section shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a General Partner or an Affiliate or as a director, officer or employee of the General Partner or an Affiliate or as the Special General Partner and to action in any other capacity (including without limitation any capacity under the Merry Maids Acquisition Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(e)                     The Partnership may purchase and maintain insurance on behalf of the General Partner and/or the Special General Partner and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(f)                       In no event may an Indemnitee subject the Limited Partner to personal liability or the Special General Partner to liability in excess of such party’s Capital Contribution by reason of these indemnification provisions.

(g)                    An Indemnitee shall not be denied indemnification in whole or in part under this Section because the Indemnitee had an interest in the transaction with respect to which the indemnification applied if the transaction was otherwise permitted by the terms of this Agreement.

(h)                    The provisions of this Section are for the benefit of the Indemnities and shall not be deemed to create any rights for the benefit of any other Persons, except as provided in paragraph (d).

7.9                    Liabilities of the General Partner and Affiliates. (a) Neither the General Partner, its Affiliates nor their directors, officers, partners, employees or agents shall be liable to the Partnership, the Special General Partner or the Limited Partner or to any Persons who have acquired interests in the Units, whether as limited partners or otherwise, for errors in judgment or for any acts taken or omissions occurring in good faith.

(b)                    Neither the Special General Partner nor its directors, officers or employees or agents shall be liable to the Partnership, the General Partner or the Limited Partner, or to any persons who have acquired interests in the Units, whether as limited partners or otherwise, for errors in judgment or for any acts taken or omissions occurring in good faith.

(c)                     The General Partner and the Special General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder, whether directly or by or through an agent, and the General Partner and the Special General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner or the Special General Partner in good faith.

7.10              Resolution of Conflicts of Interest. Unless otherwise expressly provided herein, (a) whenever a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, on the other hand, or (b) whenever this Agreement or any other agreement contemplated herein provides that the General Partner shall act in a manner which is, or provides terms which are, fair and reasonable to the Partnership, the General Partner shall resolve such conflict of interest, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or therein.

(b)                    Whenever in this Agreement, and subject to the obligation of the General Partner to abide by all the terms of this Agreement, the General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion”, with “complete discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest or factors affecting the Partnership or any of the other Partners, or (ii) in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, or any other agreement contemplated herein or therein.

7.11              Other Matters Concerning the General Partner. (a) The General Partner may rely and shall be protected in acting or refraining from acting upon resolution,

certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party in interest.

(b)                    The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any opinion of such Persons as to matters which the General Partner believes to be within such Persons’ professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such opinion.

7.12              Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner shall be held in trust by the General Partner for the use and benefit of the Partnership in accordance with the terms and provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership on its books and records irrespective of the name in which legal title to such Partnership assets is held.

7.13              Major Decisions. Notwithstanding anything to the contrary herein, and without limitation on any other rights of the Parties herein, no act shall be taken or sum expended or obligation incurred by the Partnership or the General Partner with respect to a matter which is a Major Decision unless such matter has been approved in writing prior to such event by all Partners. Each of the following matters is hereby designated as a matter which is a Major Decision:

(i)                        the admission of any other partner into the Partnership on terms which would dilute the Percentage Interest of any existing Partner, except that the Special General Partner may increase its Percentage Interest to 10% within the period ending August 31, 1988 without such increase constituting a Major Decision;

(b)                    an amendment or modification of this Agreement other than as provided herein;

(c)                     the distribution or sale of any Partnership assets to any partner or its Affiliate, except as expressly provided herein.

7.14              General Partner’s Representations, Warranties and Convenants. (a) The General Partner hereby represents and warrants that it has and will at all times maintain a net worth sufficient to satisfy the requirements set forth in Internal Revenue Service Revenue Procedure 72-13.

(b)                    The General Partner covenants and agrees that commencing with the Commencement Date, absent the approval of the Special General Partner, it will not consent to any action which would have the effect of causing a termination of the Partnership under Section 708 of the Code.

ARTICLE VIII

Rights and Obligations of the Limited Partner

8.1                    Limitation of Liability. Neither the Limited Partner, nor any Person who may become a limited partner hereunder, shall have any liability under this Agreement except as provided in this Agreement or in the Delaware Act.

8.2                    Management of Business. The Limited Partner shall not take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by a director, officer, general partner, employee or agent of the Limited

Partner or its Affiliate in its capacity as such shall not affect, impair or eliminate the limitations on the liability of any Limited Partner under this Agreement.

8.3                    Return of Capital. The Limited Partner shall not be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law, and then only to the extent provided for in this Agreement.

8.4                    Right of Limited Partner Relating to the Partnership. In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 8.4(b), the Limited Partner shall have the following rights relating to the Partnership:

(a)                      The Limited Partner shall have the right, for a proper purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable demand at the expense of the Partnership:

(i)                         to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii)                     promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii)                  to have furnished to it, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address or each Partner;

(iv)                to have furnished to it, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

(v)                   to inspect and copy any of the Partnership’s books and records and to obtain such other information regarding the affairs of the Partnership as is just reasonable.

(b)                    Notwithstanding the other provisions hereof, the General Partner may keep confidential from the Limited Partner for such period of time as the General Partner deems reasonable, any information which the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interest of the Partnership or could cause damage to the Partnership or its business or which the Partnership is required by law or by agreements with third parties to keep confidential.

ARTICLE IX

Books, Records, Accounting and Reports

9.1                    Records of the Partnership.  (a) The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including (without limitation) all books and records necessary to provide to the Limited Partner and Special General Partner any information, lists and copies of documents required to be provided pursuant to this Agreement. Any records maintained by the Partnership in the regular course of its business, including the record of the holders of Partnership Interests, books of account and records of Partnership proceedings, may be kept on or be in the form of punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the record so kept are convertible into clearly legible written form within a reasonable period of time.

(b)                    Any former partner of the Partnership shall have a right to receive copies of all books and records of the Partnership pertaining to its terms as a Partner at the expense of the Partnership.

9.2                    Accounting Matters. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles consistently applied. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made in good faith by the General Partner.

9.3                    Reports. (a) As soon as practicable, but in no event later than 120 days after the close of each Fiscal Year, the General Partner shall cause to be delivered to the Limited Partner and the Special General Partner as of the last day of that Fiscal Year reports containing financial statements of the Partnership for the Fiscal Year, presented in accordance with generally accepted accounting principles consistently applied, including a balance sheet, a statement of income, a statement of Partners’ equity and a statement of changes in financial position. Such statements shall be audited by a firm of independent public accountants selected by the General Partner.

(b)                    As soon as practicable, but in no event later than 75 days after the close of each calendar quarter, except the last calendar quarter of each Fiscal Year, the General Partner shall cause to be delivered to the Limited Partner and the Special General Partner as of the last day of that calendar quarter a report containing such financial information for that calendar quarter as the General Partner in good faith deems appropriate, but in no event anything less than a balance sheet, a statement of income and a statement of Partners’ equity.

9.5                    Other Information. The General Partner may release such information concerning the operations of the Partnership to such source as is customary in the industry or required by law or regulation of any regulatory body.

ARTICLE X

Tax Matters

10.1              Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items necessary for federal and state income tax purposes and shall furnish to Partners within 90 days of the close of the taxable year the tax information reasonably required for federal and state income tax reporting purposes. The classification, realization and recognition of income, gain losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

10.2              Taxable Year. The taxable year of the Partnership shall be the calendar year.

10.3              Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election pursuant to the Code. The General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the rights to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partner.

10.4              Tax Controversies, Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.

10.5              Organization Expense. The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

10.6              Taxation as a Partnership. No election shall be made by the Partnership or any Partner for the Partnership to be excluded from the application of any of the provisions of Subchapter K, Chapter I of Subtitle A of the Code or from any similar provisions of any state tax laws.

ARTICLE XI

Transfer of Interests

11.1              Transfer. (a) The term “transfer,” when used in this Article XI with respect to a Partnership interest, includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition.

(b)                    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of any Partnership Interest not made in accordance with this Article XI shall be null and void.

11.2              Transfer of Interest of General Partner. The General Partner may not transfer all or any part of its Partnership Interest to any Person except to one of its Affiliates. The Limited Partner hereby consents to any such transfer. The transferee Affiliate of all the Partnership Interest of the General Partner pursuant to this Section 11.2 shall be admitted to the Partnership as the General Partner immediately prior to the effective date of transfer of the General Partner’s Partnership Interest and such transferee shall continue the business and operation of the Partnership without dissolution.

11.3              Transfer of Interest of Special General Partner. The Special General Partner shall not transfer its interest in the Partnership except as provided in Article XIII hereof.

11.4              Transfer of Interest of Limited Partner. The Limited Partner may not transfer all or any part of its Partnership Interest as a limited partner, except that a successor of the Limited Partner may succeed to its Partnership Interest as a limited partner in the Partnership.

11.5              Purchase by Special General Partner of Previously Redeemed Units. In the event that any Units of the Special General Partner are redeemed by the Partnership pursuant to Article XIII hereof, notwithstanding the fact that such Units may immediately thereafter be credited to the General Partner or its Affiliate designee, the Partners agree that the Special General Partner shall at all times have the right to purchase such Units from the General Partner (so that the Special General Partner may hold up to its original number of Units) at any time necessary to prevent dilution of the shareholders of the Special General Partner in the event that the Special General Partner (with the consent of the General Partner) desires to sell shares of the stock of the Special General Partner to any employee of the Partnership. The purchase price for such Unit(s) or parts thereof shall be as determined pursuant to that certain Shareholder’s Agreement of even date herewith between the shareholders of the Special General Partner and certain Affiliates of the General Partner.

ARTICLE XII

Admission of Substituted Partners

12.1              Admission of Successor Limited Partner. The successor of the Partnership Interest of the Limited Partner shall be admitted to the Partnership as a limited partner upon furnishing to the General Partner (a) acceptance in form satisfactory to the General Partner of all the terms and conditions of this Agreement and (b) such other documents or instruments as may be required in order to effect its admission as a limited partner.

12.2              Amendment of Agreement and of Certificate of Limited Partnership. For the admission to the Partnership of any successor Partner, the General Partner shall take all steps necessary and appropriate to prepare and file as soon as practical an appropriate amendment of this Agreement and, if required by law, the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 1.4.

ARTICLE XIII

Option to Sell and Option to Purchase
The Partnership Interest Held by
the Special General Partner

13.1              Introduction: Definition of Terms. This Article XIII provides for the acquisition by the Partnership under certain circumstances of the Units held by the Special General Partner. As used in this Article XIII, the following terms have the indicated meanings:

“Average Earnings” means Cumulative Earnings divided by Years Involved.

“Calculation Period” means the period commencing on the Commencement Date and ending December 31, 2003.

“Cumulative Earnings” means the sum of the Earnings for each year in the Calculation Period with respect to any particular Option Holder up to, but not including the year in which a notice is given by the Special General Partner to the Partnership.

“Earnings” means, for any given year in the Calculation Period for which a calculation of Cumulative Earnings is being made, the net income of the Partnership for that year including amortization of intangible assets acquired under the Merry Maids Acquisition Agreement (which intangible assets include, but are not limited to, the trade name “Merry Maids”) but excluding any provision or allowance for federal or state income taxes. Intangible assets will be amortized over a 40-year period with the exception of the non-competition agreement between the Partnership and Dallen Peterson, which will be amortized over a 20-year period. Interest on long-term debt of the Partnership and short-term debt incurred in the ordinary course of the business shall be included in the computation of Earnings but only to the extent that the principal of the long-term debt of the Partnership does not exceed $25 million. Earnings shall be calculated by the regular independent certified accountants for the Partnership and as further provided in Section 13.5. The period from the Commencement Date to December 31, 1988 shall be treated as a half-year for purposes of this Article XIII; see “Years Involved” for the appropriate weighting for such half-year.

“Employing Entity” means the Partnership, the General Partner and the Special General Partner or any one of them in their capacity as an employer or personnel.

“Exercise Period” means the period beginning on January 1, 1994 and ending on January 15, 2003.

“Option” means the right granted to the Partnership under Section 13.2 and the right granted to the Special General Partner under Section 13.3.

“Option Price” means the price payable for each Unit (or part of a Unit) which is subject to the option rights granted under Sections 13.2 and 13.2. The Option Price shall be determined pursuant to Section 13.5

“Years Involved” means the number of years involved in the calculation of Cumulative Earnings. For this purpose, the period from the Commencement Date to December 31, 1988 shall be treated as a half-year and shall be given a weight of 0.5 in determining Average Earnings.

13.2              Grant of Option to Purchase. The Special General Partner hereby grants to the Partnership the right and option to purchase from the Special General Partner, from time to time and at any time during the Exercise Period, at the Option Price, some or all of the Units held by the Special General Partner.

13.3              Grant of Option to Sell. The Partnership hereby grants to the Special General Partner the right and option to sell to the Partnership, from time to time and any time during the Exercise Period, at the Option Price, some or all of the Units held by the Special General Partner.

13.4              Determination of Annual Earnings. As promptly as practicable after the close of each year within the Calculation Period, and in no event later than ninety days after the close of such year, the regular certified public accounting firm for the Partnership shall determine the Earnings for that year in accordance with this Article XIII and, to the extent not inconsistent therewith, in accordance with generally accepted accounting principles consistently applied. The General Partner shall thereupon notify the Special General Partner of the amount of Earnings for such year and the General Partner shall provide the Special General Partner with ail of the information reasonably needed to enable the Special General Partner to understand how the determination of Earnings was made.

13.5              Resolution of Disputes. (a) If there is any disagreement between the General Partner and the Special General Partner with respect to the determination of Earnings, such persons shall immediately meet for the purpose of resolving such disagreement. If not resolved within fifteen days of any such meeting, the Special General Partner may then engage the services of a nationally recognized certified public accounting firm as may be selected by the Special General Partner to examine the aforesaid calculation of Earnings by the Partnership’s accountant. If such additional accountant does not agree with the Partnership’s accountant, the two firms shall select a third nationally recognized independent certified public accounting firm to calculate Earnings, and the determination of the third accounting firm shall be final and binding upon the parties.

(b)                    All expenses of the accountants other than the Partnership’s accountants, including any third accountant selected as described above, incurred by the parties in accordance with the foregoing adjustment procedure shall be the sole obligation of the Special General Partner. All expenses of the Partnership’s accountant shall be the sole obligation of the Partnership. However, in the event that the ultimate resolution of the Earnings calculation contains an upward adjustment in excess of two percent (2%) of the computation delivered by the Partnership’s accountant, then all expenses of such additional accountants shall become the sole obligation of the Partnership, with no effect on the Earnings calculation by virtue of such expense.

13.6              Determination of the Option Price. The Option Price for one Unit (or part thereof) sold pursuant to the exercise of an Option shall be determined by using the following formula:

Percentage Interest
Option Price	=	Average Earnings	X 20 X	for each Unit
or part thereof

In no event will the Option Price be less than the original Capital Contribution made with respect to such Unit (or part thereof) if the Option is exercised by the Partnership.

13.7              Procedure for Exercise of an Option and Payment for the Units Involved. (a) The Partnership may exercise the Option granted to it under Section 3.2 above by giving the Special General Partner a written notice to that effect. The notice shall set a date for closing which shall be seven (7) days from the date of such notice (unless such seventh day is a Saturday, Sunday or holiday, in which case the closing shall be on the first business day thereafter). Such notice must be given before the expiration of the Exercise Period.

(b)                    The Special General Partner may exercise the Option granted to it under Section 3.3 above by giving the General Partner a written notice to that effect. The notice shall indicate the shareholder or shareholders of the Special General Partner to whom such exercise relates and shall set a date for the closing of the transactions contemplated by such Option which shall be thirty (30) days from the date of such notice (unless such 30th day is a Saturday, Sunday or a holiday, in which case the closing shall be on the first business day thereafter). Such notice must be given before the expiration of the Exercise Period.

(c)                     At the closing held with respect to each notice given pursuant to Section 13.7(a) or Section 13.7(b), the Special General Partner shall deliver to the General Partner an assignment of the Units as to which the Option has been exercised and the

General Partner, on behalf of the Partnership, shall deliver a certified or bank cashier’s check in the amount of the Option Price as established for those Units pursuant to Section 13.6.

13.8              Right of the Partnership to Purchase Units Upon Termination of Employment of Certain Employees Prior to December 31, 1993. If an individual who is an employee of an Employing Entity is also a shareholder of the Special General Partner and if the employment of such individual terminates at any time during the period beginning on the Commencement Date and ending December 31, 1993 (respectively, the “Departing Employee” and the “Early Departure Period”), the Partnership shall thereupon have the right to purchase Units from the Special General Partner in the number which bears the same ratio to the total number of Units then owned by the Special General Partner as the number of shares of the Special General Partner owned by the Departing Employee bears to all of the then outstanding shares of the Special General Partner. The Units which may be purchased by the Partnership are hereinafter called the “Surrendered Units.” The purchase price for the Surrendered Units shall be determined under Section 13.9, Section 13.10 or Section 13.11, whichever is applicable.

13.9              Voluntary Termination of Employment.  (a) If the Departing Employee voluntarily terminates his employment with an Employing Entity during the Early Departure Period, the price at which the Surrendered Units shall be purchased shall be equal to the lesser of —

(i)                        the Departing Employee’s original investment in his shares in the Special General Partner; or

(ii)                     the amount of that portion of the Special General Partner’s Capital Account with the Partnership which is allocable to the Departing Employee.

(b)                     Payment of the amount due shall be paid by the Partnership to the Special General Partner not later than seven (7) days after the termination of employment of the Departing Employee.

13.10        Involuntary Termination of Employment. (a) If the Departing Employee is involuntarily terminated as an employee of the Employing Entity by the Employing Entity during the Early Departure Period, the price as which the Surrendered Units shall be purchased shall be equal to the sum of:

(1)                      the Departing Employee’s original investment in his shares in the Special General Partner; plus

(2)                      an amount determined as follows: the difference between (i) the amount which would have been payable if the Surrendered Units had been the subject of an Option for which a notice of exercise had been given in the year 1994 and (ii) the amount set forth in clause (i) above, which difference is then multiplied by the applicable percentage from the table below:

Year in which the employment of the Departing Employees terminates	Applicable Percentage

1988	0%
1989	16.66%
1990	33.33%
1991	50.00%
1992	66.66%
1993	83.33%

(b)                    Payment of the amount determined under clause (1) of paragraph (a) above shall be paid by the Partnership to the Special General Partner not later than seven (7) days after the termination of employment of the Departing Employee. Payment of the amount determined under clause (2) of paragraph (a) above shall be paid to the Special General Partner not later than thirty (30) days after the General Partner has determined Earnings for the year 1993 as provided in Section 13.4 and subject to the procedure therein.

(c)                     Proposed Amendment to the Agreement of Limited Partnership of Merry Maids Limited Partnership.

An employee may be involuntarily terminated as an employee of the Employing Entity under this Section 13.10 for good and sufficient cause only. When the

Employing Entity believes that such cause exists, the Employing Entity shall give the employee 45 days written notice. The employee shall have an opportunity to cure the deficiency or facts relating to the cause stated by the Company during the notice period. The Board of Directors of the General Partner shall be the final decisionmaker as to employee’s effort to cure.

13.11        Termination by Reason of Death During the Early Retirement Period. (a) If the employment of a Departing Employee terminates because of his death or incapacity during the period beginning with the Commencement Date and ending December 31, 1993, the provision of Section 13.10(a) and 13.3(b) shall apply, except that in such circumstances the Option may be exercised immediately in accordance with Section 13.10 by the Departing Employee’s personal representative.

13.12        Termination by Reason of Death After Early Departure Period. If an employee of an Employing Entity is also a shareholder of the Special General Partner and if such person ceases to be an employee of the Employing Entity at any time during the period January 1, 1994 and ending December 31, 1998 because of the death of such employee (the “Full Term Deceased Employee),” the Partnership shall have both the right and the duty to purchase Units from the Special General Partner in the number determined by the formula set forth in Section 13.8. The Option Price for such Units shall be determined under the formula set forth in Section 13.6. In applying that formula, the number and identify of years to be used for the Cumulative Earnings (which, in turn, will establish Average Earnings) shall be the number and identify of full years in which the Full Term Deceased Employee shall have been an employee of the Employing Entity and a shareholder of the Special General Partner.

13.13        Effect of Acquisition of Other Businesses on Earnings. (a) If the Partnership or any Affiliate of the General Partner (a “ServiceMaster Affiliate”) has the opportunity to acquire one or more businesses at any time in the future which are in addition to the acquired under the Merry Maids Acquisition Agreement and if any of such businesses are in any way related to or engaged in any similar or competitive business to that of the Partnership as being conducted at that time (“Further Acquisitions”), the shareholders of the Special General Partner, by a majority vote, shall first be entitled in each case to determine whether or not such Further Acquisition shall be, regardless or whether it is to be acquired by the Partnership or acquired through a separate entity formed by any ServiceMaster Affiliate, of any effect on the calculation of Earnings. If such majority of the Special General Partner shareholders are in favor of including the Further Acquisition in the Earnings calculation, and if the Further Acquisition is in fact made, the earnings, debt service and all other items affecting income and cash flow shall be included in the computation of Earnings. If, on the other hand, such majority of the Special General Partner shareholders are not in favor of including the Further Acquisition in the computation of Earnings, then the making of the Further Acquisition shall not in any way affect the computation of Earnings.

13.15        Right to Purchase. Nothing in this Agreement restricting the Partnership’s ability to purchase assets shall be deemed to interfere with the ability of the Partnership to purchase Units pursuant to this Article 13. The funds for any purchase of Units by the Partnership provided under this Article 13 shall be contributed as a Capital Contribution by the General Partner, and in respect thereof, the General Partner shall receive such Units and corresponding Percentage Interests to its credit. The General Partner or its designee shall hold such Units to be made available for the purposes of repurchase by the Special General Partner in accordance with Section 11.4.

ARTICLE XIV

Dissolution and Liquidation

14.1              Dissolution. (a) The Partnership shall not be dissolved by the admission of additional or substituted partners in accordance with the terms of this Agreement.

(b)                    The Partnership shall dissolve and its affairs shall be wound up, upon:

(1)     The expiration of its term as provided in Section 1.5;

(2)     the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer pursuant to this Agreement);

(3)     An election to dissolve the Partnership given to the General Partner by the unanimous consent of all the Partners; or

(4)     the bankruptcy or the dissolution of the General Partner;

provided, however, that the Partnership shall not be dissolved upon an event described in Section 14.1(b)(2) if, within 90 days after such event, all Partners agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner.

(c)      For purposes of this Section l4.l, bankruptcy of the General Partner shall be deemed to have occurred when (i) the General Partner commences a voluntary proceeding or files an answer in any involuntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) it is adjudicated a bankrupt or insolvent or has entered against it a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect; (iii) it executes and delivers a general assignment for the benefit of its creditors; (iv) it files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in clause (i) above; (v) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or for any substantial part of its properties; or (vi) (A) any proceeding of the nature described in clause (i) above has not been dismissed 120 days after the commencement thereof or (B) the appointment is without consent or acquiescence of a trustee, receiver or liquidator appointed pursuant to clause (v) above has not been vacated or stayed within

90 days after the expiration of any such stay.

14.2    Continuation of the Business of the Partnership After Dissolution. Upon dissolution of the Partnership in accordance with Section 14.1(b)(2) or Section 14.l(b)(4), and a failure of all Partners to agree to continue the business of the Partnership and appoint a successor General Partner as provided in Section 14.1, then within an additional 90 days the remaining Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth In this Agreement and having as a general partner a Person elected by the remaining Partners. Upon any such election, ail Partners shall be bound thereby and shall be deemed to have consented thereto. Unless such an election is made within 180 days after dissolution, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is made within 180 days after dissolution or within ninety (90) days after any event in Section 14.1(b), then:

(a)     the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIV;

(b)     if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated thenceforth as the interest of a limited partner in the Partnership; and

(c)     all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4;

provided, that the right of the remaining partners to select a successor general partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel from counsel satisfactory to the General Partner that (i) the exercise of the right would not result in the loss of limited liability of the Limited Partner and (ii) neither the Partnership nor the reconstituted Partnership would be treated as an association taxable as a corporation for federal income tax purposes upon the exercise of such right to continue.

14.3    Liquidation. Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 14.2, the General Partner or, in the event the General Partner has been dissolved or removed, become bankrupt as defined in Section 14.1 or has withdrawn from the Partnership, a liquidator or liquidating committee selected by the mutual agreement of the other Partners shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by the Limited Partner. The Liquidator shall agree not to resign at any time without 15 days’ prior written notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal given by the Limited Partner. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be selected by the Limited Partner. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article XIV, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitations on sale set forth in this

Agreement) to the extent necessary or desirable in the good faith judgement of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein. The Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(a)     the payment to creditors of the Partnership, including Partners, in order of priority provided by law; and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to the appropriate for such purposes;

(b)     to the Partners in proportion to the positive balances in their respective Capital Accounts; provided, however, that prior to such distribution, the Capital Accounts shall have been adjusted to reflect the allocations of Profits and Losses set forth in Article V hereof prior to such distribution; and thereafter

(c)     to the parties in accordance with their respective Percentage Interests.

14.4   Distribution in Kind. Notwithstanding the provisions of Section 14.3 which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the Liquidator determines that an immediate sale of part of all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (other than those to Partners) and/or may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 14.3(b) undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.

Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. The fair market value of any property distributed in kind shall be determined in accordance with Section 5.5 hereof.

14.5   Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership property as provided in Sections 14.3 and 14.4, the Partnership shall be terminated, and the Liquidator (or the General Partner and the Limited Partner, if necessary) shall cause the cancellation of the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

14.6   Reasonable Time for Winding up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 14.3 in order to minimize any losses otherwise attendant up on such winding up.

14.7   Return of Capital. Upon dissolution of the Partnership, the General Partner shall contribute an amount equal to the deficit balance in its Capital Account in accordance with Section 5.6. Other than as provided in the preceding sentence, no general partner or limited partner of this Partnership shall be required to restore a deficit in its Capital Account or shall be personally liable for the return of the Capital Contributions of any Partner or any portion thereof.

14.8   Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XI

Amendment of Partnership Agreement

15.1   Amendment to be Adopted Solely by the General Partner. The General

Partner (pursuant to its power of attorney from the Special General Partner and Limited Partner), without the consent of the Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, solely to reflect:

(a)     a change in the name of the Partnership or the location of the principal place of business of the Partnership;

(b)     a change that the General Partner, in its sole discretion, has determined to be reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partner has limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes;

(c)     a change that (i) in the good faith discretion of the General Partner does not adversely affect the Special General Partner and the Limited Partner in any material respect or (ii) is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state agency or judicial authority or contained in any federal or state statute;

(d)     an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provision of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or the “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

15.2   Amendment Procedures. Amendments to this his Agreement may be proposed by the General Partner, the Special General Partner or by the Limited Partner.

ARTICLE XVI

General Provisions

16.1   Addresses. The address of each Partner for all purposes shall be the address set forth on the signature page of this Agreement or such other address of which each other Partner has received written notice.

16.2   Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communications) and shall be, as elected by the person giving such notice, hand- delivered by messenger or courier service, telecommunicated, or mailed (airmail, if international) by registered or certified mail, postage prepaid, return receipt requested. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date telecommunicated, if by telegraph, (c) on the date of transmission with confirmed answer back, if by telex, and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities is not deliverable, as the case may be, if mailed.

16.3   Titles and Captions. All articles or section titles or captions of this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

16.4   Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

16.5   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, legal representatives and permitted assigns.

16.6   Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and supercedes all prior agreements and understandings pertaining thereto.

16.7   Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

16.8   Waiver. No failure by any party to insist upon strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of an such breach or any other covenant, duty, agreement or condition.

16.9   Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto independently of the signature of any other party.

16.10   Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

16.11   Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

16.12   Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

16.13 Reference to Treasury Regulations. Reference herein to specific provisions of the Treasury Regulations should be deemed to include the corresponding provisions of succeeding provisions of the Treasury Regulations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date first above written.

MMMGP, INC.
General Partner		ATTEST:

By	/s/ Authorized Signatory	/s/ Authorized Signatory
	Its President	Its Secretary

MM SPECIAL PARTNER, INC.		ATTEST:
(Special General Partner)

By	/s/ Authorized Signatory
	Its President	Its Secretary

THE SERVICEMASTER COMPANY
(Limited Partner)

By SERVICEMASTER MANAGEMENT CORPORATION		ATTEST:

By	/s/ Authorized Signatory	/s/ Authorized Signatory
	Its President	Its Secretary